Exhibit 10.19

SECOND AMENDED AND RESTATED CUSTOMER AGREEMENT AND TRADING AUTHORIZATION

BETWEEN

MAX RE DIVERSIFIED STRATEGIES LTD.

AND

ALSTRA CAPITAL MANAGEMENT, LLC

This Second Amended and Restated Customer Agreement and Trading Authorization (“Agreement”) is made and entered into as of the date set forth at the end of this Agreement by and between Alstra Capital Management, LLC (“Alstra”), a limited liability company organized under the laws of the State of Delaware with its principal business address at 1633 Broadway, 39th Floor, New York, New York 10019, and the undersigned customer (“Customer”) and amends and restates that certain Amended and Restated Customer Agreement and Trading Authorization dated June 14, 2001, as amended (the “Original Amended Agreement”);

WHEREAS, Customer and Alstra, wish to amend and restate the Original Amended Agreement; and

WHEREAS, Customer hereby represents to Alstra that Customer has capital available and seeks to achieve the highest return on capital consistent with principles designed to minimize risk of capital loss through investments and transactions, both long and short, across global markets; and

WHEREAS, Customer hereby represents to Alstra that Customer is a duly organized company under the laws of Bermuda, with full power and authority to enter into and perform its obligations under this Agreement and to conduct its investment business, and the performance by Customer of its obligations under this Agreement will not violate the terms or provisions of, or constitute a default under, the organizational and operational documents of Customer or any other agreement to which Customer is a party or by which it is bound;

WHEREAS, this Agreement has been duly and validly authorized, and has been duly and validly executed and delivered by the undersigned on behalf of Customer and this Agreement is a binding agreement of Customer enforceable in accordance with its terms;

WHEREAS, Customer hereby represents to Alstra that it is a qualified eligible person as defined in Rule 4.7(a) of the Commodity Futures Trading Commission (“CFTC”), and Alstra hereby represents to Customer that Alstra is registered with the CFTC as a commodity trading advisor and is a member of the National Futures Association (“NFA”); and

WHEREAS, Customer hereby represents to Alstra that Customer has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties, and assets (including, if appropriate, the Commodity Exchange Act, as amended, the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, CFTC regulations, NFA rules, United States and non-United States securities laws, and state securities laws), and there are no actions, suits, proceedings, or investigations pending or, to the knowledge of the undersigned, threatened against Customer or any of its principals or agents, at law or in equity or before any governmental department, commission, board, bureau, agency or instrumentality, or any self-regulatory organization, or any securities or commodity exchange, in which an adverse decision could materially and adversely affect Customer’s ability to conduct its investment pool business or to comply with, and perform its obligations under, this Agreement;

WHEREAS, Customer hereby represents to Alstra that Customer is fully familiar with the speculative nature of leveraged securities and commodity interest trading and its high degree of risk suitable only for a person who can sustain substantial losses which may be far in excess of such person’s funds on deposit in such person’s trading account;

WHEREAS, Customer hereby represents to Alstra that Customer is willing and able, financially and otherwise, to assume the risks of this investment and has the financial ability to bear losses in an amount equal to Customer’s entire net worth;

WHEREAS, Customer hereby agrees that the representations and warranties of Customer contained in this Agreement shall be continuing during the term of this Agreement and, if at any time any event shall occur which would make any of the foregoing incomplete or inaccurate, Customer shall promptly notify Alstra of the occurrence of such event; and

WHEREAS, Customer desires to continue to retain Alstra as Customer’s trading manager upon the terms and conditions set forth in this Agreement, and Alstra desires to continue to service Customer in such capacity upon such terms and conditions;

NOW, THEREFORE, in consideration of the premises set forth above, the parties hereto do hereby agree as follows:

1. Alstra shall act as a trading manager for Customer. Alstra shall have the authority and responsibility for directing the investment and reinvestment of Customer’s Assets allocated to Alstra (“Customer’s Assets”) pursuant to and in accordance with Alstra’s best judgment, including the authority to allocate and reallocate, in its sole discretion, all or any portion of Customer’s Assets to other trading advisors through managed accounts or collective investment vehicles; provided, however, that Alstra’s authority shall be subject to the investment guidelines of Customer attached hereto as Schedule A, as amended from time to by Customer and provided to Alstra. Alstra shall have the authority to negotiate the fees to be paid by Customer to such advisors. It is understood that some or all aspects of the investment policies and trading practices employed by such advisors may differ in material ways from those utilized by Alstra in the management of its other Customers’ accounts.

2. Customer hereby constitutes, appoints, and authorizes Alstra as Customer’s true and lawful agent and attorney-in-fact, in Customer’s name, place, and stead, to purchase, sell (including short sales), trade, and otherwise acquire, hold, dispose of, and deal in securities and commodity interests, on margin or otherwise, on United States and foreign exchanges, over-the counter, in the interbank market, and otherwise and to make and take delivery of securities and commodities in fulfillment of any security and commodity interest contracts, all for Customer’s account and risk. Customer hereby gives and grants to Alstra full power and authority to act for Customer and on Customer’s behalf to do every act and thing whatsoever requisite, necessary, or appropriate to be done in connection with this power of attorney as fully and in the same manner and with the same force and effect as Customer might or could do if personally present, and Customer hereby ratifies all that Alstra may lawfully do or cause to be done by virtue of this power of attorney. Customer hereby ratifies and confirms any and all transactions heretofore made by Alstra for Customer’s account and agrees that the rights and obligations of Customer in respect thereof shall be governed by the terms of this Agreement. Without limiting the generality of the foregoing in the event that Alstra determines itself to trade for the Customer’s account or selects other advisors to trade individual managed accounts for the Customer, Alstra will advise the Customer in the selection of brokers and dealers and their agents (collectively, “Customer’s Brokers”) through or with which Customer shall effect transactions, will assist with negotiating the fees to be charged by Customer’s Brokers in connection with such transactions and execute all account and transaction documentation.

3. Alstra’s services to Customer shall not be deemed to be exclusive to Customer, and Alstra shall be free to render similar or different services to others. Customer understands and agrees that Alstra’s strategy for Customer’s account may be different from the strategies it uses for others of its customers.

4. Any and all transactions effected by Alstra for Customer’s account shall be subject to the constitution, by-laws, rules, regulations, orders, and customs and usages of the exchange or market where executed (and of its clearinghouse, if any), and to the provisions of the United States securities laws and the United States Commodity Exchange Act, as amended, and to the rules, regulations, and orders promulgated from time to time thereunder, and to all applicable laws, rules and regulations of the United States, the various states in the United States, and foreign jurisdictions. Alstra shall not be liable to Customer as a result of any action taken by Alstra which is necessary to comply with any such constitution, by-law, rule, regulation, order, custom, usage, act or statute.

5. Customer, and not Alstra, shall pay all brokerage commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred by Customer’s Brokers in connection with Alstra’s trading for the account of Customer.

6. All transactions effected for Customer’s account by Alstra shall be for Customer’s account and risk. Alstra has made and makes no guarantee whatsoever as to the success or profitability of Alstra’s trading methods and strategies, and Customer acknowledges that Customer has received no such guarantee from Alstra or any of its employees, principals, or agents and has not entered into this Agreement in consideration of or in reliance upon any such guarantee or similar representation from Alstra or any of its employees, principals, or agents.

7. Neither Alstra nor its principals or agents, nor its or their directors, officers, employees or agents shall be liable to Customer or to any other party, except that Alstra shall be liable to Customer for acts or omissions by it or its principals, employees, or agents which constitute gross negligence, willful malfeasance, or for not having acted in good faith in the reasonable belief that such actions were in, or not opposed to, the best interests of Customer. Customer shall indemnify, hold harmless, and defend Alstra and its principals and agents, and its and their directors, officers, employees and agents from and against any liability, loss, cost, and expense, including attorneys’ fees, that any of them may become subject to in acting as contemplated under this Agreement, or in connection with any transaction for Customer’s account, or in connection with Customer’s failure to pay any management fees and/or incentive fees to Alstra or in connection with investigating or defending any such liability, loss, cost, or expense covered by this indemnity, provided that the conduct of such person did not constitute willful malfeasance or gross negligence and was done in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Customer. Customer shall advance to Alstra the amount of any expenses covered by this indemnity, provided that Alstra shall repay such amount if it shall ultimately be determined that Alstra is not entitled to indemnification as provided herein.

8. (A) As compensation for Alstra’s trading manager services to be rendered to the Customer pursuant to this Agreement, Customer shall pay to Alstra fees in accordance with the following fee arrangements:

(i) Management Fee. A management fee, calculated at each month-end and billed quarterly in arrears, without regard to whether Customer’s account (the “Account”) is profitable, equal to 5.8333 basis points times the total month-end Net Assets (defined in paragraph 8(B) below) (adjusting Net Assets for the purpose of calculating such management fee by (a) adding back the management fees and incentive fees of Alstra accrued or payable and any withdrawals (by redemption, distribution or otherwise) from the Account since the last month-end, and (b) deducting any additional funds deposited in the Account since the last month-end), which management fee equals an aggregate of 70 basis points (0.70%) per annum, and

(ii) Incentive Fee. An annual incentive fee, calculated at each month-end and billed annually in arrears, equal to 7.5% of the increase, if any, in the Net Assets, as adjusted, in excess of the “Hurdle Level” (as defined below) at each Determination Date (as defined below) over the higher of (x) the amount of Net Assets, as adjusted, at the immediately preceding Determination Date, or (y) any prior Determination Date. For the purpose of calculating such incentive fee, Net Assets on the current Determination Date shall be adjusted by (a) adding back (i) any incentive fees of Alstra accrued pursuant to this Agreement, (ii) a portion of any decline in Net Assets since the prior Determination Date used to calculate the incentive fee (the “High Water Mark Date”) calculated by multiplying such decline by a percentage equal to net withdrawals from the Account during the period divided by Net Assets on the dates of the withdrawals, and (iii) any withdrawals from the Account since the High Water Mark Date, and (b) deducting any additional funds deposited in the Account since the High Water Mark Date. For the purpose of calculating such incentive fee, Net Assets on any prior Determination Date shall be adjusted by adding back all incentive fees paid pursuant to this Agreement. In the event that any incentive fee is paid to Alstra and the Account thereafter incurs a net loss for any subsequent period, Alstra will retain the incentive fee previously paid. The “Hurdle Level” means an increase of 10.0% in Net Assets over the amount of Net Assets at the higher of (A) the previous Determination Date, or (B) any prior Determination Date. A “Determination Date” means the close of business on the last business day of each December.

(B) The term “Net Assets” means the total assets in the Account less all liabilities of the Account (including but not limited to accrued legal, accounting, and auditing fees, and any management or incentive fees accrued or payable), determined in accordance with the principles specified herein or, where no principle is specified, in accordance with U.S. generally accepted accounting principles consistently applied under the accrual basis of accounting. In valuing the Net Assets, the parties agree that the valuation of portfolio funds in which the Account is invested shall be as provided by the respective portfolio funds from time to time.

(C) If the Agreement is terminated or the appointment of Alstra as trading manager pursuant to this Agreement is terminated by either party in accordance with Paragraph 10 hereof in either case on a date other than at a Determination Date, incentive fees shall be calculated as if such termination date were a Determination Date by annualizing the Hurdle Level for such year. By way of example, if the Agreement or such appointment were terminated as of July 1 in a year and at that point the Net Assets had increased by 7% from the prior Determination Date, the Account would be billed for incentive fees by annualizing the Hurdle Level for such year (six months, or  1/2 of one year, would result in the an adjusted Hurdle Level of 5% (i.e.,  1/2 of 10%)), so that Alstra would be entitled to an incentive fee based on the increase in the Net Assets above

5% adjusted Hurdle Level (i.e., Alstra would receive incentive fees on the 2% increase in the Net Assets). In addition, if this Agreement is terminated or the appointment of Alstra as trading manager pursuant to this Agreement is terminated by either party, in either case on a date other than at a Determination Date, management fees shall be calculated as if such termination date were a Determination Date. Thereafter, the Customer’s obligation to pay future management and incentive fees shall terminate.

(D) (i) Within 15 days following each quarter and each Determination Date, Alstra shall send to the Customer a calculation of management and/or incentive fees, as applicable, that shall be due to Alstra hereunder based on the estimated Net Assets in the Account as determined by the Customer or its custodian and administrator. Such calculation shall be deemed sent to Customer upon Alstra’s electronic transmission of such calculation to Customer. Assuming no objection to the calculation, within 30 days following each quarter and within 60 days following each Determination Date, as applicable, the parties agree that Alstra may collect from the Account 100% of the management fee and 100% of the incentive fee so calculated by the Alstra.

9. Customer hereby authorizes and directs Customer’s Brokers, custodian and administrator to send to Alstra a copy of the monthly account statements with respect to Customer’s account(s) which are sent to Customer, and Customer’s Brokers, custodian and administrator are similarly authorized and directed to provide Alstra with copies of all confirmations, purchase and sale statements and other documents relating to Customer’s account(s).

10.   (A) This Agreement shall become effective only after it shall have been signed by all parties. This Agreement is a continuing one and shall remain in full force and effect until terminated in accordance with this Paragraph 10.

(B) Alstra may, commencing on the date that is five years following the date hereof, terminate this Agreement as of any calendar quarter-end upon forty-five (45) days’ written notice to Customer. In no event may Alstra terminate this Agreement prior to the date that is five years following the date hereof.

(C) Customer may terminate this Agreement as of any calendar quarter-end upon forty-five (45) days written notice to Alstra; provided however, that prior to the date that is the date that is five years following the date hereof, if Customer holds Alstra Placed Closed Funds Net Assets (defined in Paragraph 10(C) (ii)below), Customer may only terminate Alstra’s services as trading manager under this Agreement and Alstra shall continue to perform its monitoring and performance measurement services (“Monitoring Services”) with respect to the Alstra Placed Closed Funds Net Assets for the lesser of a period of three years following the date of termination of trading manager services or the date on which Customer no longer holds Alstra Placed Closed Funds Net Assets. The period between termination of the trading manager services and the termination of this Agreement on the sooner of three years following the date of termination of trading manager services or the date on which Customer no longer holds Alstra Placed Closed Funds Net Assets shall be referred to as the “Monitoring Period.” In the event of a Monitoring Period, in addition to any fees that may be due and owing to Alstra pursuant to Paragraph 8 of this Agreement, during the Monitoring Period, Customer shall pay Alstra a placement and monitoring fee (“Monitoring Fee”), calculated at each month-end and paid quarterly in arrears, equal to 60 basis points times the total month-end Alstra Placed Closed Funds Net Assets.

(i) Within 15 days following each month end, Customer shall send to Alstra a calculation of the Monitoring Fee that shall be due to Alstra hereunder based on the Alstra Placed Closed Fund Net Assets in which Customer is invested as of each month’s end. Such calculation shall be deemed sent to Alstra upon the Customer’s electronic transmission of such calculation to Alstra. Customer shall provide to Alstra a certificate of an officer of Customer, certifying that the calculation of the Monitoring Fee, including the total month-end Alstra Placed Closed Net Assets, is true and correct in all material respects as of the specified date. Assuming no objection to the calculation, 30 days following each quarter, Customer shall wire to an account designated by Alstra the Monitoring Fee.

(ii) The term “Alstra Placed Closed Fund Net Assets” means all assets of Customer that are invested in any fund (or comparable entity) in respect of which (x) Customer and Alstra agree that Customer would not have reasonably been likely to invest in but for the fact that Alstra was Customer’s trading manager at the time of the initial investment and (y) is set forth on Schedule B, as amended from time to time by Customer and Alstra. In valuing the Alstra Placed Closed Fund Net Assets, the parties agree that the valuation of the applicable portfolio fund or funds in which Customer is invested shall be as provided by the respective portfolio funds from time to time.

(iii) During the Monitoring Period, Alstra shall continue to monitor and measure the performance of the Alstra Placed Closed Fund Net Assets. Such monitoring and measuring shall be commensurate with the level of such services prior to the Monitoring Period and shall include, without limitation, the provision of monthly written reports to Customer, monthly status calls with Customer and attendance and reports to Customer’s board of directors as requested.

(D) Any notice of termination given by Customer or Alstra shall have no effect upon liabilities and commitments initiated, made, or accrued prior to the effective date of such termination.

11. For all purposes of this Agreement, Alstra shall be an independent contractor and not an employee, partner or joint venturer of the Customer, not shall anything herein be construed to make the Customer a partner or co-venturer with Alstra or any of its affiliates.

12. All notices to either party shall be in writing. All notices to Alstra shall be sent to Alstra at the address appearing at the beginning of this Agreement. All notices and bills to Customer shall be sent to Customer at the address appearing at the end of this Agreement. Either party from time to time may designate in writing any other address to which notices, bills, and communications to such party may be sent.

13. This Agreement may not be assigned by either party without the prior express written consent of the other party.

14. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it is in writing and signed by the party against whom enforcement is sought.

15. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by the parties. No amendment or waiver of any provision of this Agreement may be implied from any course of dealing between the parties or from the failure of either party to assert its rights under this Agreement on any occasion or series of occasions.

16. If any provision of this Agreement is, or at any time shall become, inconsistent with any present or future law, rule, regulation, or ruling of any jurisdiction, court, or regulatory body, exchange, or board having jurisdiction, such provision shall be deemed rescinded or modified to conform to such law, rule, regulation, or ruling and the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

17. This Agreement shall be deemed to have been made under, and shall be governed by and construed and enforced in accordance with, the law of the State of New York, U.S.A. (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 14th day of February 2006.

ALSTRA CAPITAL MANAGEMENT, LLC

By:	/s/ Zack H. Bacon, III
Name: Zack H. Bacon, III
Title: Chief Executive Officer

MAX RE DIVERSIFIED STRATEGIES LTD.

By:	/s/ Keith S. Hynes
Name: Keith S. Hynes
Title: Chief Financial Officer

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